                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of September 17, 2002 (this "Agreement") by and among PIONEER COMPANIES, INC., a Delaware corporation (the "Company"), and Michael Y. McGOVERN (the "Executive").

                                   WITNESSETH:

                  WHEREAS, the Company desires to engage Executive as President and Chief Executive Officer upon the terms and conditions contained in this Agreement; and

                  WHEREAS, Executive desires to be so employed by the Company from and after the Effective Date, as hereinafter defined, upon the terms and conditions contained in this Agreement; and

                  WHEREAS, the parties hereto desire to enter this Agreement upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

                  1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

                           (a) Position. Executive shall be the President and
Chief Executive Officer of the Company. At all times during the term of this Agreement, the Company shall cause Executive to be nominated as a member of the Company's Board of Directors (the "Board").

                           (b) Duties. Subject to the Board's authority and
oversight, the Executive shall have full responsibility for all the day-to-day activities of the Company and its affiliated companies and over all officers and employees of the Company, including, but not limited to, the power to hire and, subject to contractual commitments, fire employees, and shall have responsibilities commensurate with those normally performed by a chief executive officer. In such capacity, the Executive shall report solely and directly to the Board.

                           (c) Place of Employment. During the term of this
Agreement, the Executive shall perform the services required by this Agreement at the principal executive office of the Company, subject to travel necessary to appropriately discharge Executive's responsibilities, recognizing that the Company has operations, customers and suppliers in locations other than that of its principal executive office.

                           (d) Performance of Duties. The Executive agrees to
devote his full time and best efforts to the performance of his duties and to serve the Company well and

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faithfully in conformity with the direction of the Board and written policies of the Company. The foregoing shall not prevent Executive from serving on the boards of directors of which he is a member as of the Effective Date (which have been disclosed and approved prior to the execution hereof as listed on Appendix
A) so long as such service does not interfere or conflict with the Executive's discharge of his duties under this Agreement.

                  2. Term.

                           (a) Effective Date. This Agreement shall become
effective on September 17, 2002 (the "Effective Date") and have an initial term of two (2) years after the Effective Date; provided, however, that the term of this Agreement shall automatically be extended from day to day so that it always has a remaining term of (2) years, unless terminated pursuant to Section 2(b) below.

                           (b) Termination Date. The term of employment under
this Agreement shall terminate upon the earliest to occur of the following events (the date specified in each such event is referred to as the "Termination Date"):

                                (i) the date upon which the Company terminates
the Executive's employment by the Company for Cause or without Cause (it being understood that the date of termination shall be the date upon which the Company provides the Executive written notice of such event);

                                (ii) the date of the Executive's death;

                                (iii) the date upon which the Company terminates
Executive's employment by the Company as a result of Executive's Disability;

                                (iv) the date upon which Executive effects a
Voluntary Termination (it being understood that the date of termination shall be the date upon which the Executive provides the Company written notice of such event); or

                                (v) upon or after the date of a Change of
Control, but only as expressly provided in Section 4(e).

                           (c) Performance of Duties Following Notice of
Termination. In the event that either (i) the Company terminates the Executive's employment pursuant to Section 2(b)(i) hereof or (ii) Executive effects a Voluntary Termination pursuant to Section 2(b)(iv), Executive, if requested by the Company, shall continue to render services hereunder to the Company for a period not to exceed 30 days from the Termination Date, and shall, in such event, be paid the compensation and benefits hereunder for such period.

                  3. Compensation and Benefits.

                           (a) Base Salary.

                                (i) The Company shall pay the Executive a base
salary at the annual rate of $450,000 per year ("Base Salary").

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                                (ii) The Base Salary shall be paid in equal
installments, consistent with the manner in which other senior executives of the Company are paid, and subject to all applicable withholding and deductions, in accordance with the usual payroll practices of the Company, but not less frequently than monthly.

                           (b) Bonus.

                                (i) The Executive shall be entitled to
participate in the annual bonus plan to be established for senior executives on such terms and conditions as shall be determined by the Board (the bonus to be paid under such plan is referred to herein as the "Performance Bonus"). It is understood that for fiscal year 2002, the Board is not expected to implement a normal bonus plan and depending on financial results may not implement any bonus plan for senior executives. With respect to years following fiscal year 2002, it is understood that the bonus plan for senior executives will depend upon the Board's judgment of the Company's ability to pay bonuses after taking into consideration the levels of EBITDA and cash flow expected to be achieved, the Company's debt service and capital requirements, and such other factors as the Board considers relevant to a determination as to whether to have a bonus plan and, if a bonus plan is implemented, the levels of payments under such plan.

                                (ii) In the event the Executive's employment is
terminated (other than if such termination is by the Company for Cause or pursuant to Section 2(b)(i) in which case there shall be no Performance Bonus payable), the Performance Bonus, if any, to which the Executive may be entitled for the fiscal year in which the termination occurs shall be prorated, such prorated portion being the portion of such Performance Bonus corresponding to the period commencing with the beginning of such fiscal year in which such termination occurs and ending on the date of termination.

                           (c) Benefits. During the term of this Agreement, the
Executive shall be entitled to all such benefits as may, from time to time, be made generally available to employees and senior executives of the Company, including, but not limited to, pension or other retirement plans, medical plans, disability plans, incentive plans, stock plans, investment plans, additional compensation plans and all other group and other insurance plans and benefits to the extent that the Executive is, and remains, eligible to participate therein and subject to eligibility provisions of such plans then in effect.

                           (d) Business Expenses. The Company shall pay, either
directly or by reimbursement to the Executive, all documented expenses incurred by the Executive, including travel and entertainment expenses, in the performance of his duties upon submission of appropriate evidence thereof and on a basis consistent with the Company's then current policies.

                           (e) Vacation. For each year of this Agreement, the
Executive shall be entitled to paid vacation in accordance with the Company's standard policy for the Company's executives.

                           (f) Stock Options. On the Effective Date, the
Executive shall receive a grant of nonqualified stock options under the Pioneer Companies, Inc. 2001 Employee Stock Option Plan covering (1) 150,000 shares of the Company's common stock, par value $.01 (the

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"Common Stock") and (2) 75,000 shares of Common Stock; provided, however that the vesting of the stock options for the 75,000 shares covered by clause (2) above shall be subject to satisfaction of special vesting requirements in addition to satisfaction of the requirements related to the stock options for the 150,000 shares covered by clause (1) above, all as set forth in, and governed by, the form of the Employee Nonqualified Stock Option Agreement attached hereto as Appendix B, which shall be entered into by Executive and the Company as of the Effective Date.

                           (g) Moving Expenses. The Company shall pay (either
directly or by reimbursement to the Executive), consistent with its existing policy for executives, (i) the reasonable costs of the Executive's temporary apartment housing in Houston, Texas, and related commuting expenses between Dallas and Houston, Texas and (ii) the reasonable costs of Executive's initial relocation expenses for permanently moving to Houston, Texas.

                  4. Compensation Upon Termination of Employment.

                           (a) Termination Upon Death. If Executive's employment
by the Company is terminated as a result of the occurrence of Executive's death pursuant to Section 2(b)(ii), the Company shall be obligated to pay to the Executive's estate any unpaid compensation and other benefits expressly provided under this Agreement through the Termination Date, and any unpaid Performance Bonus for any prior fiscal period.

                           (b) Termination Because of Disability. If Executive's
employment by the Company is terminated by the Company as a result of the occurrence of Executive's Disability pursuant to Section 2(b)(iii), the Company shall pay Executive the compensation and other benefits expressly provided under this Agreement through the Termination Date, and any unpaid Performance Bonus for any prior fiscal period.

                           (c) Termination by the Company for Cause. If
Executive's employment by the Company is terminated by the Company for Cause pursuant to Section 2(b)(i), Executive shall receive the compensation and other benefits expressly provided under this Agreement through the Termination Date.

                           (d) Termination by the Company without Cause. If
Executive's employment by the Company is terminated by the Company without Cause pursuant to Section 2(b)(i), the Company shall pay Executive (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date, (ii) any unpaid Performance Bonus for any prior fiscal period, and (iii) a lump sum payment equal to two (2) times the Base Salary.

                           (e) Termination Following Change of Control.

                                (i) If immediately prior to and immediately
following a Change of Control, the Fair Market Value per share of the Common Stock is less than five dollars ($5) and if the Executive's employment with the Company is Constructively Terminated within eighteen (18) months following such Change in Control, such Constructive Termination shall be treated as a termination of the Executive's employment under Section 4(d).

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                                (ii) Notwithstanding the preceding clause (i),
if immediately prior to or immediately following a Change of Control, the Fair Market Value per share of the Common Stock is at least five dollars ($5), the Change of Control shall be treated as a termination of the Executive's employment under Section 4(d).

                           (f) Voluntary Termination by Executive. If the
Executive's employment by the Company is terminated as a result of a Voluntary Termination by the Executive pursuant to Section 2(b)(iv), the Company shall pay the Executive the compensation and other benefits expressly provided under this Agreement through the Termination Date, and any unpaid Performance Bonus for any prior fiscal year.

                           (g) No Mitigation. If the Executive's employment
described herein is terminated, the Executive shall have no duty to mitigate his damages or seek other employment, and the Company shall have no right to offset any amounts which are paid to or earned by Executive from other employment obtained by Executive (including self-employment) against any amounts which are payable to Executive pursuant to this Agreement.

                           (h) Continuation of Health and Life Insurance
Coverage. At Executive's own expense, Executive and Executive's dependents shall also be entitled to any continuation of health insurance coverage rights after the Termination Date under any applicable law; provided, however, that in the event of the termination of Executive's employment with the Company pursuant to
Section 4(d), health and life insurance coverage shall be provided at the Company's expense for two (2) years after the Termination Date on the same basis as for other senior executives of the Company, including the same employee contributions and co-payments which are required for other employees; provided, further, that if the Company cannot legally provide the Executive with such coverage under the Company's then existing plans as a retired or former employee or otherwise, then, for a period terminating on the earlier of (i) two (2) years after the Termination Date or (ii) the date on which the Executive obtains health insurance coverage through another employer which is reasonably comparable (as determined by the Company) to the coverage provided under the Company's health plan, the Company shall pay for any premiums incurred by the Executive in order for Executive and Executive's dependents to receive continuation coverage under the Company's health plan pursuant to the Consolidated Omnibus Reconciliation Act of 1986, as amended.

                           (i) Effects of Termination; Payments.

                                (i) Effective as of the Termination Date, the
Executive shall be deemed to have resigned from all offices and directorships then held with the Company and its subsidiaries.

                                (ii) The covenants and agreements of the
Executive contained in Sections 5, 6 and 7 shall survive termination of the Executive's employment by the Company and the termination of this Agreement.

                                (iii) All payments due to Executive or his
estate pursuant to Section 4 shall be paid as soon as practicable after the Termination Date, but in no event later than ten (10) days thereafter, except in the case of the Performance Bonus for any prior fiscal

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period which shall be paid as soon as practicable after the end of such fiscal period, but not later than sixty (60) days thereafter, and except for benefits provided by the Company pursuant to Section 4(h).

                  5. Confidentiality and Non-Disclosure. The Executive recognizes and acknowledges that he will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. The Executive agrees that he will not at any time disclose to others, use, copy or permit to be copied, except pursuant to his duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by the Executive) without the prior written consent of the Board of Directors of the Company. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading relating to the manufacture and marketing of chlorine, caustic soda and related products, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during the Executive's tenure of employment to the extent any of the foregoing are (i) not generally available to the public and
(ii) maintained as confidential by the Company. The Executive further agrees to maintain in confidence any confidential information of third parties received as a result of the Executive's employment and duties with the Company. Upon termination, the Executive will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by the Executive, solely or jointly with others, and which are in his possession, custody or control at such date and which are related in any manner to the past, present or anticipated business of the Company. The provisions of this Section 5 are in addition to any other agreements which Executive now has or enters into in the future regarding the Company's secret or confidential information. The provisions of this Section 5 shall survive the termination of this Agreement.

                  6. Non-Solicitation. During the term of this Agreement and for a period of two (2) years following the Executive's termination of employment, the Executive agrees that he will not solicit, raid, entice, encourage or induce any person who at the time of his termination of employment is an employee of the Company, or any of its parents, subsidiaries or affiliates or to become employed by any person, firm or corporation or to discontinue their employment with the Company. The Executive further agrees, for the two (2) year period following his termination of employment, to refrain from approaching any such employee for such purpose or authorizing or knowingly approving such actions by any other person, firm or corporation or assisting any such person, firm or corporation in taking such action. The provisions of this Section 6 are in addition to any other agreements which Executive now has or enters into in the future regarding the Executive's relationship with Company employees following Executive's termination of employment. The provisions of this Section 6 shall survive the termination of this Agreement.

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                  7. Enforcement. It is understood and agreed by the parties that no amount of money would adequately compensate the Company for damages which the parties acknowledge would be suffered as a result of a violation by the Executive of the covenants contained in Sections 5 and 6 above, and that, therefore, the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief (without the need to post bond) to enforce the provisions of Sections 5 and 6, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The provisions of this Section 7 shall survive the termination of this Agreement.

                  8. Certain Defined Terms. For purposes of this Agreement the following terms and phrases shall have the following meanings:

                           "Cause" shall mean: (i) the Executive shall have
committed an act of fraud, embezzlement or misappropriation against the Company or committed a material breach of fiduciary duty owed to the Company; or (ii) the Executive shall have been convicted by a court of competent jurisdiction (or entered a plea of guilty or nolo contendere) of any felony or crime involving moral turpitude or fraud (other than a traffic offense); or (iii) the Executive shall have engaged in willful misconduct, material breach of his obligations under this Agreement or the refusal or failure to perform his duties as required by this Agreement (other than as a result of incapacity due to physical or mental illness) which violations are not remedied within 15 days after receipt of written notice from the Company specifying such violations.

                           "Change of Control" means (a) the sale, lease or
other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their affiliates) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; or (d) the acquisition by any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act (other than Putnam Investments, any of its affiliates, and/or any group including any of them ("Putnam") or James D. Bennett, any of his affiliates, and/or any group including any of them ("Bennett"); provided that either Putnam or Bennett own individually at least 12% or collectively at least 20%, of the total voting power of all securities generally entitled to vote in the election of directors) of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company other than as part of a merger or business combination transaction, which shall be subject to the test set forth in clause (c) and not this clause (d).

                           "Company" as used in this Agreement, the term "the
Company" includes the Company, any assignee or other successor of interest in the Company, and any parent, subsidiary, or other corporation or partnership under common ownership or control with the Company.

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                           "Constructive Termination" means a material
diminution of the title or management responsibilities of the Executive (i.e, a material reduction in the operating assets of the Company over which the Executive has management responsibilities) which is not remedied within 30 days after written notice thereof is given by the Executive. Notwithstanding the foregoing, a change in the management oversight body to which the Executive shall report following a Change in Control, including a requirement that the Executive report to an executive of the entity which acquired control of the Company in lieu of a Board of Directors, shall not be deemed a Constructive Termination.

                           "Disability" means an inability by the Executive to
perform a substantial portion of the Executive's duties by reason of physical or mental incapacity or disability for a total of ninety (90) days or more in any consecutive period of three hundred and sixty-five (365) days, as determined by the reasonable judgment of a physician selected by the Executive and reasonably acceptable to the Company.

                           "Fair Market Value" means, as of a particular date,
with respect to any security, the fair value thereof determined by the Board in good faith taking into account all relevant factors, including recently reported trades of such security.

                           "Voluntary Termination" shall mean the voluntary
termination by Executive of Executive's employment from the Company by voluntary resignation or any other means (other than (i) death or Disability or (ii) simultaneous with or following termination for Cause or an event which if known to the Company at the time of such voluntary termination by Executive would constitute Cause).

                  9. Miscellaneous Provisions.

                           (a) Arbitration. Any controversy or claim arising out
of or relating to this Agreement, including the making, interpretation or breach thereof, or the employment or termination of employment of Executive shall be resolved by expedited arbitration in the City of the principal offices of the Company in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award.

The powers of the arbitrator(s) shall include, but not be limited to, the awarding of injunctive relief. Notwithstanding any other provision of this
Section 9(a) to the contrary, the parties agree that any monetary award arising out of a claim or controversy relating to this Agreement which may be awarded by the arbitrator(s) or any court having jurisdiction thereof shall be limited to the prevailing party's actual damages and shall not include any monetary awards for punitive, special, consequential, exemplary, indirect or other damages of any kind; provided, however, that (i) the arbitrator(s) shall include in any award in which Executive is the prevailing party the amount of his reasonable attorneys' fees and expenses and all other reasonable costs and expenses of

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the arbitration; and (ii) in the event the arbitrator(s) do not rule in favor of
Executive in respect to all of the material claims alleged by Executive, the arbitrator(s) may include in the award in favor of Executive, if any, the amount of Executive's reasonable costs and expenses of the arbitration, if any, as the arbitrator(s) deem just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorneys' fees and expenses, and the parties shall bear equally all other costs and expenses of the arbitration. The provisions of this Section 9 shall survive the termination of this Agreement.

                           (b) Entire Agreement. This Agreement sets forth the
entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

                           (c) Modification. This Agreement may be amended,
modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

                           (d) Waiver. The failure of either party at any time
or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or waiver of any other term or covenant contained in this Agreement.

                           (e) Notices. Any and all notices or other
communications provided for herein shall be given in writing and shall be hand-delivered or sent by United States mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

                                        If to the Company:

                                        Pioneer Companies, Inc.

                                        700 Louisiana, Suite 4300
                                        Houston, Texas 77002
                                        Attention: Board of Directors

                                        With a copy to:

                                        Baker Botts, L.L.P.
                                        One Shell Plaza
                                        910 Louisiana
                                        Houston, Texas 77002-4995
                                        Attention: J. David Kirkland, Jr.

                                        If to Executive:

                                        Michael Y. McGovern
                                        6910 Oak Manor
                                        Dallas, Texas 75230

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provided, however, that any of the parties may, from time to time, give notice to the other parties of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, three days after deposit in the United States mail, postage prepaid, registered or certified, return receipt requested.

                           (f) Governing Law. This Agreement shall be construed
in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed wholly within such state.

                           (g) Assignability. This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obligations shall inure to, and be binding upon, any such successor.

                           (h) Binding Effect. This Agreement shall be binding
upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted successors and permitted assigns.

                           (i) Captions. Headings and titles in this Agreement
are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words "herein," "hereof," "hereunder," and the words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

                           (j) Indemnification. The Company agrees that the
Executive shall be entitled to indemnification and payment or reimbursement of expenses (including attorneys' fees and expenses) to the fullest extent provided in the Company's Certificate of Incorporation, as in effect on the date hereof and as it may be hereafter amended (but in no event on terms less favorable to the Executive than those in effect on the date hereof), for all damages, losses and expenses incurred by the Executive in connection with any claim, action, suit or proceeding which arises from the Executive's services and/or activities as an officer and/or employee of the Company or any affiliate thereof. This Section shall survive any termination of the term of this Agreement.

                           (k) Separability. Any term or provision of this
Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such validity or unenforceability without rendering invalid or unenforceable the

                           (l) Remaining terms and provisions of this Agreement
or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first above written.

                                       THE COMPANY:

                                       PIONEER COMPANIES, INC.

                                       By: /s/ David N. Weinstein
                                           -------------------------------------
                                       Name:    David N. Weinstein
                                       Title:   Chairman of the Board

                                       EXECUTIVE:

                                       /s/ Michael Y. McGovern
                                       -----------------------------------------
                                       Michael Y. McGovern

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                                   APPENDIX A

                             APPROVED DIRECTORSHIPS

Goodrich Petroleum Corporation
Coho Energy, Inc.
Greystar, Inc.

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                                   APPENDIX B

              FORM OF EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT